Exhibit 99.1

DELPHI REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

Highlights include:

•	Third quarter diluted earnings per share increased to $0.84 from $0.79 in Q3 2011; Year-to-date diluted earnings per share increased to $2.89 from $1.89 in the prior year

•
Third quarter EBITDA and EBITDA margin of $480 million and 13.1%, compared with $516 million and 13.1% in Q3 2011; Year-to-date EBITDA and EBITDA margin of $1,639 million and 13.9%, compared with $1,589 million and 13.1% for the first nine months of 2011

•	Year-to-date cash flow from operations of $1,168 million, a $259 million increase from the prior year

•	Completed acquisition of Motorized Vehicles Division from FCI Group on October 26, 2012

GILLINGHAM, England & TROY, Mich. - Delphi Automotive (NYSE: DLPH), a leading global vehicle components manufacturer providing electrical and electronic, powertrain, safety and thermal technology solutions to the global automotive and commercial vehicle markets, today reported third quarter 2012 revenues of $3.7 billion, a decrease of 6.8% from the prior year period, the result of further reductions in European production and a significant weakening of the Euro and Brazilian Real. Adjusted for the impacts of currency exchange, commodity movements and divestitures, revenue was flat in the third quarter. The Company reported third quarter net income of $269 million and diluted earnings per share of $0.84, compared to $266 million and $0.79 per diluted share in the prior year period.
“Delphi's third quarter earnings growth demonstrates the benefits of our lean and flexible cost structure in the face of a difficult macroeconomic environment, particularly in Europe where vehicle production levels have weakened further," said Rodney O'Neal, chief executive officer and president.

Third Quarter 2012 Results
The Company reported third quarter 2012 revenue of $3.7 billion, essentially flat compared to the third quarter of 2011, adjusting for currency exchange, commodity movements and divestitures. Adjusted revenue reflects growth of 12% in Asia and 3% in North America, offset by a 6% decline in Europe and a 5% decline in South America.
Third quarter net income totaled $269 million, or $0.84 per diluted share, which includes the impacts of a lower effective tax rate, share repurchases in 2012, and a $0.05 per share impact from the increased expense resulting from the variable accounting related to the Company's 2010 Long-Term Incentive Plan. Net income in the prior year period was $266 million, or $0.79 per diluted share (refer to footnote 2 for determination of weighted average shares outstanding and earnings per share calculations).
Third quarter earnings before depreciation and amortization, interest expense, other income (expense),

income tax expense, and equity income (“EBITDA”) was $480 million, compared to $516 million in the prior year period. EBITDA margin was 13.1% in the third quarter of 2012, consistent with 13.1% in the prior year period. The reduction in EBITDA reflects the unfavorable impacts of currency exchange, $21 million of increased expense resulting from the variable accounting impacts related to the Company's 2010 Long-Term Incentive Plan, and the continuing volume reductions in Europe. Excluding the variable impacts of the 2010 Long-Term Incentive Plan, EBITDA margin for the third quarter of 2012 was 13.7%.
Interest expense for the third quarter totaled $32 million, compared to $37 million in the prior year period, reflecting lower debt levels.
Tax expense for the third quarter was $52 million, representing an effective tax rate of approximately 15%, compared to $87 million, or an effective tax rate of 24%, in the prior year period, reflecting the impacts of the geographic mix of pretax earnings and tax planning initiatives.
The Company generated net cash flow from operating activities of $414 million in the third quarter, compared to $410 million in the prior year period. Cash flow before financing totaled $254 million compared to $274 million in the prior year period.

Year-to-Date 2012 Results
For the nine month period ended September 30, 2012, the Company reported revenue of $11.8 billion, an increase of 1.9% over the first nine months of 2011, adjusting for currency exchange, commodity movements and divestitures. The increase in adjusted revenue reflects growth of 11% in Asia and 6% in North America, partially offset by a 2% decline in Europe and a 10% decline in South America.
For the 2012 year-to-date period, net income totaled $941 million, or $2.89 per diluted share, which includes a $0.13 impact from the increased expense of the variable 2010 Long-Term Incentive Plan, compared to net income of $855 million, or $1.89 per diluted share, in the prior year period (refer to footnote 2 for determination of weighted average shares outstanding and earnings per share calculations).
EBITDA for the first nine months of 2012 totaled $1,639 million, compared to $1,589 million in the prior year period, an increase of 3.1%. EBITDA margin was 13.9% for year-to-date 2012, compared to 13.1% in the prior year period. The improvement in EBITDA reflects strong performance in the Electrical/Electronic Architecture and Powertrain segments. Partially offsetting these improvements were lower earnings in our Thermal business segment, the unfavorable impacts of currency exchange, and $53 million of increased expense resulting from the variable accounting impacts related to the Company's 2010 Long-Term Incentive Plan. Excluding the variable impacts of the 2010 Long-Term Incentive Plan, EBITDA margin for the first nine months of 2012 was 14.4%.
Interest expense for the first nine months of 2012 totaled $100 million, compared to $84 million in the prior year period, reflecting the debt financing incurred at the end of the first quarter of 2011 to redeem the ownership interests previously held by General Motors Company and the Pension Benefit Guaranty Corporation.
Tax expense for year-to-date 2012 was $227 million, resulting in an effective tax rate of approximately 19%, compared to $276 million, or an effective rate of 24%, in the prior year period. The improvement in 2012 primarily reflects the impacts of the geographic mix of pretax earnings, tax planning initiatives, and the reduction of withholding taxes.
In the first nine months of 2012, the Company generated net cash flow from operating activities of $1,168 million, as compared to $909 million in the prior year period. Cash flow before financing totaled $642 million compared to $534 million in the prior year period.

As of September 30, 2012, the Company had cash and cash equivalents of $1.6 billion and access to $1.3 billion in undrawn committed revolving bank facilities, providing the Company with $2.9 billion of total liquidity. Total debt outstanding as of September 30, 2012 was $2.1 billion.

Share Repurchase Program
During the third quarter of 2012, the Board of Directors authorized a share repurchase program of up to $750 million of ordinary shares. This program follows the completion in the third quarter of 2012 of $300 million of share repurchases under the Company's previously announced share repurchase program that commenced in January 2012. During the three and nine months ended September 30, 2012, Delphi repurchased 5.44 million and 10.74 million shares at an average price of $29.78 and $29.08, which totaled approximately $162 million and $312 million, respectively, leaving approximately $738 million available under the $750 million repurchase program. These share repurchases are in addition to approximately $180 million of ownership interest repurchases in the third quarter of 2011. All repurchased shares were retired, and are reflected as a reduction of ordinary share capital for the par value of the shares, with the excess applied as reductions to additional paid-in capital and retained earnings.

Acquisition of Motorized Vehicles Division from FCI Group
Delphi completed the acquisition of FCI Group's Motorized Vehicles Division ("MVL") on October 26, 2012 for €765 million. MVL is a leading global manufacturer of automotive connection systems with a focus on high-value, leading technology applications. The acquisition was funded with cash on hand inclusive of additional borrowings of $363 million.

Restructuring
In order to improve Delphi's industry leading cost structure and margins and in response to the continued economic uncertainties, we initiated various restructuring programs in the fourth quarter. The programs are anticipated to total approximately $250 million ($70 million related to MVL), with approximately $175 million anticipated to be recognized in Q4 2012, and the balance to be recognized in 2013. Approximately 75% of the restructuring program costs are in Europe.

Q4 2012 and Full Year 2012 Outlook
The Company's Q4 2012 and full year financial guidance reflects our current outlook on exchange rates, which negatively impacts year over year comparisons, further reductions in European OEM production schedules, and the acquisition of MVL, excluding non-recurring MVL transaction costs and the Q4 restructuring program. The Company's updated Q4 and full year financial guidance reflects an estimated average exchange rate of $1.29 per Euro for Q4 and $1.28 per Euro for the full year, as compared to the average exchange rate for Q4 2011 and full year 2011 of $1.35 per Euro and $1.39 per Euro, respectively.

Excludes non-recurring MVL transaction costs and Q4 restructuring program of approximately $0.50 per share
(dollars in millions)	Q4 2012	2 Months Impact of MVL Acquisition	Q4 2012 With MVL	Full Year 2012
Earnings Per Share	$0.79 - $0.89	$0.01	$0.80 - $0.90	$3.68 - $3.78
EBITDA	$440 - $480	~$22	$460 - $500	$2,100 - $2,140
EBITDA Margin	12.2% - 13.0%	~18.0%	12.3% - 13.1%	13.6% - 13.7%
Revenue	$3,600 - $3,700	~$125	$3,725 - $3,825	$15,475 - $15,575

Full year cash flow before financing is expected to be approximately $800 million. The Company estimates a full year tax rate of approximately 17%. The reduction in the estimated rate reflects the anticipated geographical mix of pretax earnings, the impacts of various tax planning initiatives, and the timing of discrete tax events. Quarterly tax rates can be affected by the geographic mix of pretax earnings as well as the timing of discrete tax items.

Conference Call and Webcast
The Company will host a conference call to discuss these results at 9:00 a.m. (ET) today, which is accessible by dialing 888.486.0553 (US domestic) or 706.634.4982 (international) or through a webcast at http://delphi.com/investors. The conference ID number is 37602040. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company's website. A replay will be available two hours following the conference call.

Use of Non-GAAP Financial Information
This press release contains information about Delphi's financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

About Delphi
Delphi is a leading global supplier of electronics and technologies for automotive, commercial vehicle and other market segments. Operating major technical centers, manufacturing sites and customer support facilities in 30 countries, Delphi delivers real-world innovations that make products smarter and safer as well as more powerful and efficient. Connect to innovation at www.delphi.com.

FORWARD-LOOKING STATEMENTS
This press release, as well as other statements made by Delphi Automotive PLC (the “Company”), contain forward-looking statements that reflect, when made, the Company's current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company's operations and business environment, which may cause the actual results of the Company to be materially different from any future results.  All statements that address future operating, financial or business performance or the Company's strategies or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's filings with the Securities and Exchange Commission.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company.  It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.
# # #

DELPHI AUTOMOTIVE PLC
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions, except per share amounts)		(in millions, except per share amounts)
Net sales	$3,663	$3,931	$11,752	$12,141
Operating expenses:
Cost of sales	3,058	3,294	9,703	10,165
Selling, general and administrative	215	222	673	667
Amortization	20	19	60	56
Restructuring	3	3	17	20
Total operating expenses	3,296	3,538	10,453	10,908
Operating income	367	393	1,299	1,233
Interest expense	(32)	(37)	(100)	(84)
Other income (expense), net	3	14	15	13
Income before income taxes and equity income	338	370	1,214	1,162
Income tax expense	(52)	(87)	(227)	(276)
Income before equity income	286	283	987	886
Equity income, net of tax	6	2	18	25
Net income	292	285	1,005	911
Net income attributable to noncontrolling interest	23	19	64	56
Net income attributable to Delphi	$269	$266	$941	$855
Diluted net income per share:
Diluted net income per share attributable to Delphi	$0.84	$0.79	$2.89	$1.89
Weighted average number of diluted shares outstanding	321.28	336.83	325.28	452.58

DELPHI AUTOMOTIVE PLC
CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(unaudited)
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,634	$1,363
Restricted cash	11	9
Accounts receivable, net	2,540	2,459
Inventories	1,121	1,054
Other current assets	591	616
Total current assets	$5,897	$5,501
Long-term assets:
Property, net	2,466	2,315
Investments in affiliates	222	257
Intangible assets, net	548	596
Other long-term assets	506	459
Total long-term assets	3,742	3,627
Total assets	$9,639	$9,128
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$92	$107
Accounts payable	2,244	2,397
Accrued liabilities	1,334	1,208
Total current liabilities	3,670	3,712
Long-term liabilities:
Long-term debt	1,998	1,996
Pension benefit obligations	694	674
Other long-term liabilities	407	575
Total long-term liabilities	3,099	3,245
Total liabilities	6,769	6,957
Commitments and contingencies
Total Delphi shareholder's equity	2,406	1,688
Noncontrolling interest	464	483
Total shareholders’ equity	2,870	2,171
Total liabilities and shareholders’ equity	$9,639	$9,128

DELPHI AUTOMOTIVE PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
	(in millions)
Cash flows from operating activities:
Net income	$1,005	$911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	340	356
Deferred income taxes	18	17
Income from equity method investments, net of dividends received	8	(15)
Other, net	34	3
Changes in operating assets and liabilities:
Accounts receivable, net	(87)	(334)
Inventories	(69)	(156)
Accounts payable	(22)	185
Other, net	(17)	(7)
Pension contributions	(42)	(51)
Net cash provided by operating activities	1,168	909
Cash flows from investing activities:
Capital expenditures	(563)	(454)
Maturity of time deposits	—	550
Proceeds from sale of property / investments	18	64
Cost of acquisitions, net of cash acquired	—	(17)
(Increase) decrease in restricted cash	(2)	37
Acquisition of minority held shares	(16)	(5)
Dividends from equity method investments in excess of earnings	37	—
Other, net	—	—
Net cash (used in) provided by investing activities	(526)	175
Cash flows from financing activities:
(Decrease) increase in short and long-term debt, net	(21)	1,759
Dividend payments of consolidated affiliates to minority shareholders	(39)	(29)
Repurchase of ordinary shares	(300)	—
Redemption of membership interests	—	(4,638)
Net cash used in financing activities	(360)	(2,908)
Effect of exchange rate fluctuations on cash and cash equivalents	(11)	(9)
Increase (decrease) in cash and cash equivalents	271	(1,833)
Cash and cash equivalents at beginning of period	1,363	3,219
Cash and cash equivalents at end of period	$1,634	$1,386

DELPHI AUTOMOTIVE PLC
FOOTNOTES
(unaudited)

1. Segment Summary

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2012	2011	%	2012	2011	%
	(in millions)			(in millions)
Net sales
Electrical/Electronic Architecture	$1,607	$1,658	(3)%	$5,049	$5,012	1%
Powertrain Systems	1,087	1,183	(8)%	3,597	3,729	(4)%
Electronics and Safety	648	719	(10)%	2,092	2,245	(7)%
Thermal Systems	374	431	(13)%	1,192	1,353	(12)%
Eliminations and Other (a)	(53)	(60)		(178)	(198)
Net sales	$3,663	$3,931		$11,752	$12,141

EBITDA
Electrical/Electronic Architecture	$210	$233	(10)%	$708	$690	3%
Powertrain Systems	169	167	1%	571	487	17%
Electronics and Safety	78	81	(4)%	269	279	(4)%
Thermal Systems	23	35	(34)%	91	133	(32)%
Eliminations and Other (a)	—	—		—	—
EBITDA	$480	$516		$1,639	$1,589

(a) Eliminations and Other includes the elimination of inter-segment transactions.

2. Weighted Average Number of Diluted Shares Outstanding
The Company has calculated weighted average number of diluted shares outstanding giving retrospective effect to our corporate conversion (exchange of membership interests for ordinary shares and consummation of the initial public offering). The impact of these transactions on the weighted average number of diluted shares outstanding for the three and nine months ended September 30, 2011 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions, except per share data)
Weighted average ordinary shares outstanding as result of the initial public offering	n/a	328.24	n/a	328.24
Redemption of Class A & C membership interests	n/a	—	n/a	116.40
Repurchase of Class B membership interests	n/a	8.59	n/a	7.94
Weighted average ordinary shares outstanding for the period	321.28	336.83	325.28	452.58

Net income attributable to Delphi	$269	$266	$941	$855
Diluted earnings per share	$0.84	$0.79	$2.89	$1.89

DELPHI AUTOMOTIVE PLC
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including "EBITDA" and "cash flow before financing". Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.

EBITDA: EBITDA is presented as a supplemental measure of the Company's performance which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions. EBITDA is defined as net income (loss) before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense and equity income (loss), net of tax. Not all companies use identical calculations of EBITDA therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2012 guidance was determined using a consistent manner and methodology.

Consolidated EBITDA
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions)
Net income attributable to Delphi	$269	$266	$941	$855
Income tax expense	52	87	227	276
Interest expense	32	37	100	84
Other income, net	(3)	(14)	(15)	(13)
Noncontrolling interest	23	19	64	56
Equity income, net of tax	(6)	(2)	(18)	(25)
Operating income	367	393	1,299	1,233
Depreciation and amortization	113	123	340	356
EBITDA	$480	$516	$1,639	$1,589

Segment EBITDA
(in millions)
Three Months Ended September 30, 2012	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total

Operating income	$171	$125	$58	$13	$—	$367
Depreciation and amortization	39	44	20	10	—	113
EBITDA	$210	$169	$78	$23	$—	$480

Three Months Ended September 30, 2011	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total

Operating income	$200	$116	$55	$22	$—	$393
Depreciation and amortization	33	51	26	13	—	123
EBITDA	$233	$167	$81	$35	$—	$516

Nine Months Ended September 30, 2012	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total

Operating income	$596	$437	$207	$59	$—	$1,299
Depreciation and amortization	112	134	62	32	—	340
EBITDA	$708	$571	$269	$91	$—	$1,639

Nine Months Ended September 30, 2011	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total

Operating income	$593	$343	$200	$97	$—	$1,233
Depreciation and amortization	97	144	79	36	—	356
EBITDA	$690	$487	$279	$133	$—	$1,589

Cash flow before financing: Cash flow before financing is presented as a supplemental measure of the Company's liquidity which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions. Cash flow before financing is defined as cash provided by (used in) operating activities plus cash provided by (used in) investing activities, adjusted for maturities of time deposits and costs associated with the initial public offering (IPO). Not all companies use identical calculations of cash flow before financing therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2012 guidance was determined using a consistent manner and methodology.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Cash flows from operating activities:
Net income	$292	$285	$1,005	$911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	113	123	340	356
Working capital	(14)	28	(178)	(305)
Pension contributions	(16)	(18)	(42)	(51)
Other, net	39	(8)	43	(2)
Net cash provided by operating activities	414	410	1,168	909

Cash flows from investing activities:
Capital expenditures	(163)	(162)	(563)	(454)
Maturity of time deposits	—	—	—	550
Other, net	3	26	37	79
Net cash (used in) provided by investing activities	(160)	(136)	(526)	175

Adjustment for maturities of time deposits	—	—	—	(550)

Cash flow before financing	$254	$274	$642	$534

INVESTOR CONTACT:
Jack Monti - 248.813.2385
jack.monti@delphi.com
or
MEDIA CONTACT:
Lindsey Williams - 248.813.2528
lindsey.c.williams@delphi.com